Exhibit 3


                               AMENDMENT NO. 4 TO
                         AMENDED AND RESTATED BYLAWS OF
                             SOUTHWEST WATER COMPANY


     The following sets forth the Fourth Amendment to the Amended and Restated Bylaws (the "Bylaws") of SOUTHWEST WATER COMPANY, a Delaware corporation, which amendment shall be effective as of December 11, 2006.


     1. Section 8 of Article I of the Bylaws is hereby amended and restated in its entirety to read as follows:

     SECTION 8. Proxies and Voting. At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

     Each stockholder shall have one vote for every share of stock entitled to vote which is registered in his or her name on the record date for the meeting, except as otherwise provided herein or required by law.

     All voting, including on the election of directors but excepting where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote his or her proxy, a stock vote shall be taken. Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

     All matters, including the election of directors, shall be determined by a majority of votes cast.


     2. Sections 1 and 2 of Article II of the Bylaws are hereby amended and restated in their entirety to read as follows:

     SECTION 1. Number and Term of Office. The number of directors shall be not less than seven nor more than nine, the exact number of directors to be fixed from time to time within such range by the Board of Directors acting pursuant to a resolution adopted by affirmative vote of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time of any such resolution).

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     The Board of Directors  shall be divided into three classes,  designated as
     Class I, Class II, and Class III. The number of directors in each class shall be determined by the Board of Directors and shall consist of as nearly equal a number of directors as practicable. The term of the Class I
     directors   initially   shall  expire  at  the  first  annual   meeting  of
     stockholders ensuring after the 1998 Annual Meeting of Stockholders; the term of Class II directors initially shall expire at the second Annual
     Meeting  of   Stockholders   ensuing  after  the  1998  Annual  Meeting  of
     Stockholders; and the term of Class III directors initially shall expire at the third Annual Meeting of Stockholders ensuing after the 1998 Annual Meeting of Stockholders. In the case of each class, the directors shall serve until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders after the 1998 Annual Meeting of Stockholders, directors of the respective class whose term expires shall be elected, and the directors chosen to succeed those whose terms shall have expired shall be elected to hold office for a term to expire at the third ensuing Annual Meeting of Stockholders after their election, and until their respective successors are elected and qualified. Directors need not be stockholders.

     Except as provided for in Section 2 of this Article, each director shall be elected by a vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast with respect to the director at any such meeting. For purposes of this Section, a majority of the votes cast means that the number of shares voted "for" a director must exceed fifty percent of votes cast with respect to that director.

     If a director is not elected, the director shall offer to tender his or her resignation to the Board. The Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee's recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Committee's recommendation or the Board's decision. If, for any cause, the Board of Directors shall not have been elected at an annual meeting of stockholders, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

     SECTION 2. Vacancies. Vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority vote of the directors then in office, though less than a quorum,

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     or by a sole  remaining  director,  and each director so elected shall hold office for the unexpired portion of the term of the director whose place shall be vacant, and until his or her successor shall have been duly elected and qualified. A vacancy in the Board of the Directors shall be deemed to exist under this section if the stockholders fail any meeting of stockholders at which directors are to be elected to elect the number of directors then constituting the whole Board or in the case of death, resignation, retirement, disqualification, removal from office, or other cause.

     A resignation is effective at the pleasure of the Board of Directors unless the resignation specifies a particular effective date or an effective date determined upon the happening of an event or events. When one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

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